Exhibit 10.3


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                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                                   PETER ROMAN

                                       AND

                                 LHC GROUP, INC.




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                              EMPLOYMENT AGREEMENT

     1. Effective Date.........................................................1
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     2. Employment.............................................................1
        ----------

     3. Employment Period......................................................1
        -----------------

     4. Extent of Service......................................................1
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     5. Compensation and Benefits..............................................2
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           (a)   Base Salary...................................................2

           (b)   Incentive, Savings and Retirement Plans.......................2

           (c)   Welfare Benefit Plans.........................................2

           (d)   Expenses......................................................2

           (e)   Fringe Benefits...............................................2

           (g)   Vacation......................................................3

           (h)   Office and Support Staff......................................3

     6. Change of Control......................................................3
        -----------------

     7. Termination of Employment..............................................4
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           (a)   Death or Retirement...........................................4

           (b)   Disability....................................................4

           (c)   Termination by the Company....................................4

           (d)   Termination by Executive......................................6

           (e)   Notice of Termination.........................................6

           (f)   Date of Termination...........................................6

     8. Obligations of the Company upon Termination............................7
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           (a)   Termination by Executive for Good Reason;
                 Termination by the Company Other Than for Cause or
                 Disability....................................................7

           (b)   Death, Disability or Retirement...............................8

           (c)   Cause or Voluntary Termination without Good Reason............8

           (d)   Expiration of Employment Period...............................9

           (e)   Resignations..................................................9

     9. Non-exclusivity of Rights..............................................9
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     10. Full Settlement; No Obligation to Mitigate............................9
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     11. Certain Additional Payments by the Company............................9
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     12. Costs of Enforcement.................................................11
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     14. Restrictions on Conduct of Executive.................................12
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           (a)   General......................................................12

           (b)   Definitions..................................................12

           (c)   Restrictive Covenants........................................14

           (d)   Enforcement of Restrictive Covenants.........................16

     15. Consent to Jurisdiction..............................................16
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     16. Assignment and Successors............................................16
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     17. Miscellaneous........................................................17
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                              EMPLOYMENT AGREEMENT

       THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into by and between LHC Group, Inc., a Delaware corporation (the "Company"), and Peter Roman ("Executive"), to be effective as of the Effective Date, as defined in
Section 1.

                                   BACKGROUND
                                   ----------

       The Company desires to engage Executive as Senior Vice President and Chief Financial Officer of the Company from and after the Effective Date, in accordance with the terms of this Agreement. Executive is willing to serve as such in accordance with the terms and conditions of this Agreement.

       NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

       1. Effective Date. The effective date of this Agreement (the "Effective Date") shall be January 1, 2008.

       2. Employment. Executive is hereby employed on the Effective Date as Senior Vice President and Chief Financial Officer of the Company. In his capacity as Senior Vice President and Chief Financial Officer of the Company, Executive shall have the duties, responsibilities and authority commensurate with such position as shall be assigned to him by the Chief Executive Officer and/or the Board of Directors of the Company. In his capacity as Senior Vice President and Chief Financial Officer of the Company, Executive will report directly to the Chief Executive Officer of the Company.

       3. Employment Period. Unless earlier terminated herein in accordance with Section 7 hereof, Executive's employment shall be for a three year term, beginning on the Effective Date and ending on the third anniversary of the Effective Date (the "Employment Period"). Beginning on the third anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, the Employment Period shall, without further action by Executive or the Company, be extended by an additional one-year period; provided, however, that either the Company or the Executive may, by notice to the other given at least sixty (60) days prior to the scheduled expiration of the Employment Period, cause the Employment Period to cease to extend automatically. Upon such notice, the Employment Period shall terminate upon the expiration of the then-current term, including any prior extensions.

       4. Extent of Service. During the Employment Period, and excluding any periods of vacation, holiday, sick leave and Company-approved leave of absence to which Executive is entitled in accordance with Company policies, Executive agrees to devote substantially all of his business time, attention, skill and efforts exclusively to the faithful performance of his duties hereunder. It shall not be a violation of this Agreement for Executive to (i) devote reasonable time to charitable or community activities, (ii) serve on corporate, civic, educational or charitable boards or committees, subject to the Company's standards of business conduct or other code of ethics, (iii) deliver lectures or fulfill speaking engagements from time to time on an infrequent basis, and/or
(iv) manage personal business interests and investments, subject to the Company's standards of business conduct or other code of ethics, and so long as such activities do not interfere in a material manner or on a routine basis with the performance of Executive's responsibilities under this Agreement.

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       5.  Compensation and Benefits.

           (a) Base Salary. During the Employment Period, the Company will pay to Executive base salary at the rate of U.S. $200,000 per year ("Base Salary"), less normal withholdings, payable in approximately equal bi-weekly or other installments as are or become customary under the Company's payroll practices for its employees from time to time. The compensation committee of the Board of Directors of the Company (or the full Board, if there is no compensation committee) shall review Executive's Base Salary annually and may increase (but not decrease) Executive's Base Salary from year to year. Such adjusted salary then shall become Executive's Base Salary for purposes of this Agreement. The annual review of Executive's salary by the Board will consider, among other things, Executive's own performance, and the Company's performance.

           (b) Incentive, Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs available to senior executive officers of the Company ("Peer Executives"). Without limiting the foregoing, the following shall apply:

               (i) during the Employment Period, Executive will be entitled to participate in the Company's executive bonus plan, pursuant to which he will have an opportunity to receive an annual cash bonus based upon the achievement of performance goals established from year to year by the compensation committee of the Board of Directors of the Company (such bonus earned at the stated "goal" level of achievement being referred to herein as the "Target Bonus"); and

               (ii) during the Employment Period, Executive will be eligible for grants, under the Company's long-term incentive plan or plans, of stock options and/or restricted stock awards (or such other stock-based awards as the Company makes to Peer Executives). Nothing herein requires the Board of Directors to make grants of options or other awards in any year.

           (c) Welfare Benefit Plans. During the Employment Period, Executive and Executive's eligible dependents shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription drug, dental, disability, employee life, dependent life, accidental death and travel accident insurance plans and programs) ("Welfare Plans") to the extent available to other Peer Executives.

           (d) Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in the course of performing his duties and responsibilities under this Agreement, in accordance with the policies, practices and procedures of the Company to the extent available to other Peer Executives with respect to travel, entertainment and other business expenses.

           (e) Fringe Benefits. During the Employment Period, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company available to other Peer Executives.

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           (f) Vacation. During the Employment Period, Executive will be entitled to such paid vacation time as may be provided from time to time under any plans, practices, programs and policies of the Company available to other Peer Executives.

           (g) Office and Support Staff. During the Employment Period, Executive will be entitled to office, furnishings and equipment of similar type and quality made available to other Peer Executives. During the Employment Period, Executive will be entitled to secretarial and other assistance reasonably necessary for the performance of his duties and responsibilities.

       6. Change of Control. For the purposes of this Agreement, a "Change of Control" shall mean the occurrence of any of the following events:

           (a) individuals who, on the Effective Date, constitute the Board of Directors of the Company (the "Incumbent Directors") cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors ("Election Contest") or other actual or threatened solicitation of proxies or consents by or on behalf of any "person" (such term for purposes of this Section 6 being as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board ("Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

           (b) any person is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (i) 35% or more of the then-outstanding shares of common stock of the Company ("Company Common Stock") or (ii) securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of directors (the "Company Voting Securities"); provided, however, that for purposes of this paragraph (b), the following acquisitions of Company Common Stock or Company Voting Securities shall not constitute a Change of Control: (A) an acquisition directly from the Company, (B) an acquisition by the Company or a subsidiary of the Company, (C) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, or (D) an acquisition pursuant to a Non-Qualifying Transaction (as defined in paragraph (c) below); or

           (c) the consummation of a recapitalization, reorganization, merger, consolidation, statutory share exchange or similar form of transaction involving the Company or a subsidiary of the Company (a "Reorganization"), or the sale or other disposition of all or substantially all of the Company's assets (a "Sale") or the acquisition of assets or stock of another entity (an "Acquisition"), unless immediately following such Reorganization, Sale or
           Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the

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           combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from or surviving such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets or stock either directly or through one or more subsidiary entities, the "Surviving Entity") in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any subsidiary of the Company, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the beneficial owner, directly or indirectly, of 35% or more of the total common stock or 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

           (d) approval by the members or stockholders of the Company, as the case may be, of a complete liquidation or dissolution of the Company.

       7.  Termination of Employment.

           (a) Death or Retirement. Executive's employment shall terminate automatically upon Executive's death or Retirement during the Employment Period. For purposes of this Agreement, "Retirement" shall mean normal retirement as defined in the Company's then-current retirement plan.

           (b) Disability. If the Company determines in good faith that the Disability (as defined below) of Executive has occurred during the Employment Period, it may give to Executive written notice of its intention to terminate Executive's employment. In such event, Executive's employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive's duties. For purposes of this Agreement, "Disability" shall have the same meaning as provided in the long-term disability plan or policy maintained by the Company and covering Executive. If no such long-term disability plan or policy is maintained, "Disability" shall mean the inability of Executive, as determined by the Board, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.

           (c) Termination by the Company. The Company may terminate Executive's employment during the Employment Period with or without Cause. For purposes of this Agreement, "Cause" shall mean:

               (i) any conduct by Executive involving moral turpitude;

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               (ii) Executive's commission or conviction of, or pleading guilty or nolo contendere (or any similar plea or admission) to, a felony or a criminal act involving dishonesty or other moral turpitude;

               (iii) any misconduct on the part of Executive in complying with the terms of this Agreement, in connection with his employment or in connection with or affecting the business of Company or any parent or subsidiary of Company;

               (iv) any failure to abide by laws applicable to him in his capacity as an employee or executive of Company or applicable to Company or any of its parents or subsidiaries;

               (v) any failure or refusal on the part of Executive to perform his duties under this Agreement or to obey lawful directives from the Chief Executive Officer or Board of Directors of Company, or either of their designees, if not remedied within ten (10) business days after Company's providing notice thereof;

               (vi) any violation of any policy of Company relating to equal employment opportunity, harassment, business conduct or conflict of interest;

               (vii) knowing neglect of reasonably assigned duties, use of illegal drugs, abuse of other controlled substances or working under the influence of alcohol or other controlled substances;

               (viii) any breach by Executive of any obligation under this Agreement if not remedied within ten (10) business days after Company's providing notice thereof; and

               (ix) Executive's failure to meet performance expectations which are reasonable and consistent with Executive's position, as determined by the Company's Chief Executive Officer, provided, however, that in the event of this subsection (ix) being the sole reason for termination for Cause, Executive shall have the following cure provisions and rights: in the event of a determination by the Company's Chief Executive Officer that Executive has failed to meet performance expectations, the Company shall furnish to Executive in writing a notice of proposed termination setting forth a specific statement of the deficiencies in his performance. Executive shall then have a period of thirty
(30) days after the giving of such written notice of proposed termination by the Company in which to attempt to effect a cure of the specified deficiencies. If at the end of such thirty (30) day period no such cure has been effected to the reasonable satisfaction of the Chief Executive Officer of the Company, then Executive's employment shall be terminated as of the end of such thirty (30) day period. The Company shall be obligated to provide to Executive only one such notice of proposed termination, and if subsequent to effecting a cure of specified deficiencies Executive is determined by the Chief Executive Officer to have again failed to meet performance expectations, then his employment may be terminated immediately upon the Company's giving of notice of termination to Executive which specifies his deficiencies in performance.

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           (d) Termination by Executive. Executive's employment may be terminated by Executive for Good Reason or no reason. For purposes of this Agreement, unless written consent of Executive is obtained, "Good Reason" shall mean:

               (i) a material reduction by the Company in Executive's Base Salary as in effect on the Effective Date (which reduction in base salary is not permitted by Section 5(a) hereof) or as the same may be increased from time to time;

               (ii) any failure by the Company to comply with and satisfy 16(c) of this Agreement; or

               (iii) the material breach by the Company of any of the financial obligations of Company set forth in this Agreement.

       Any claim of "Good Reason" under this Agreement shall be communicated by Executive to the Company in writing, which writing shall specifically identify the factual details concerning the event(s) giving rise to Executive's claim of Good Reason under this Section 7(d). The Company shall have an opportunity to cure any claimed event of Good Reason within 30 days of such notice from Executive. Good Reason shall cease to exist for an event or condition described in clauses (i), (ii) and (iii) above on the 90th day following its occurrence, unless Executive has given the Company written notice thereof prior to such date.

           (e) Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 17(f) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and (iii) specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

           (f) Date of Termination. "Date of Termination" means (i) if Executive's employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or a date within 30 days after receipt of the Notice of Termination, as specified in such notice, (ii) if Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date of receipt of the Notice of Termination or a date within 90 days after receipt of the Notice of Termination, as specified in such notice, (iii) if Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be, and (iv) if Executive's employment is terminated by Executive without Good Reason, the Date of Termination shall be 60 days following the Company's receipt of the Notice of Termination, unless the Company specifies an earlier Date of Termination.

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       8.  Obligations of the Company upon Termination.

           (a) Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability. If, during the Employment Period, the Company shall terminate Executive's employment other than for Cause or Disability, or Executive shall terminate employment for Good Reason within a period of 180 days after the occurrence of the event giving rise to Good Reason, then and, with respect to the payments and benefits described below, only if Executive executes a Release in substantially the form of Exhibit A hereto (the "Release"):

               (i) the Company shall provide to Executive in a single lump sum cash payment within 30 days after the Date of Termination, or if later, within five days after the Release becomes effective and nonrevocable (but in no event shall such amount be payable later than March 15 of the year following the year in with the Executive's employment was terminated), the aggregate of the following amounts:

                   A. the sum of the following amounts, to the extent not previously paid to Executive (the "Accrued Obligations"): (1) Executive's Base Salary through the Date of Termination, (2) a pro-rata bonus for the year in which the Date of Termination occurs, computed as the product of
       (x) Executive's Target Bonus for such year and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, (3) any accrued pay in lieu of unused vacation (in accordance with the Company's vacation policy), and (4) unless Executive has a later payout date that is required in connection with the terms of a deferral plan or agreement, any vested compensation previously deferred by Executive (together with any amount equivalent to accrued interest or earnings thereon); and

                   B. a severance payment as determined pursuant to clause (x) or (y) below, as applicable:

                       (x) if the Date of Termination occurs before, or more than two years after, the occurrence of a Change of Control, the severance payment shall be the product one times Executive's Base Salary in effect as of the Date of Termination (ignoring any decrease in Executive's Base Salary unless consented to by Executive); or

                       (y) if the Date of Termination occurs within two years after the occurrence of a Change of Control, the severance payment shall be the product of 2.5 times the sum of (1) Executive's Base Salary in effect as of the Date of Termination, and (2) the greater of the average of the annual bonuses earned by Executive for the two fiscal years in which annual bonuses were paid immediately preceding the year in which the Date of Termination occurs, or Executive's Target Bonus for the year in which the Date of Termination occurs; and

               (ii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice of the Company to the extent provided to Peer Executives prior to the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

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           (iii) If the Date of Termination occurs within two years after the occurrence of a Change of Control, then in addition to the payments and benefits described in clauses (i) and (ii) above, the Executive shall be entitled to the following additional benefits:

                   A. all grants of stock options and other equity awards granted by the Company and held by Executive as of the Date of Termination will become immediately vested and exercisable as of the Date of Termination and, to the extent necessary, this Agreement is hereby deemed an amendment of any such outstanding stock option or other equity award; and

                   B. If Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Executive and/or Executive's eligible dependents would be entitled under
       Section 4980B of the Code (COBRA), then during the period that Executive is entitled to such coverage under COBRA (the "Coverage Period"), the Company shall pay the excess of (i) the COBRA cost of such coverage, over
       (ii) the amount that Executive would have had to pay for such coverage if he had remained employed during the Coverage Period and paid the active employee rate for such coverage, provided, however, that the cost so paid on behalf of Executive by the Company will be deemed taxable income to Executive to the extent required by law, and provided, further, that if Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Executive's spouse), the Company's obligation to pay the cost of health coverage as described herein shall cease, except as otherwise provided by law

           If Executive's employment is terminated by the Company without Cause prior to the occurrence of a Change in Control and if it can reasonably be shown that Executive's termination (i) was at the direction or request of a third party that had taken steps reasonably calculated to effect a Change in Control after such termination, or (ii) otherwise occurred in anticipation of a Change in Control, and in either case a Change in Control as defined hereunder does, in fact, occur, then Executive shall have the rights described in this Section 8(a) as if the Change in Control had occurred on the date immediately preceding the Date of Termination.

           Executive acknowledges and agrees that the receipt of severance benefits provided in this Section 8(a) constitutes consideration for the restrictions on the conduct of Executive contained in Section 14 of this Agreement.

           (b) Death, Disability or Retirement. If Executive's employment is terminated by reason of his death, Disability or Retirement during the Employment Period, this Agreement shall terminate without further obligations to Executive or his estate, beneficiaries or legal representatives, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive or his estate, beneficiary or legal representative, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 8(b) shall include, without limitation, and Executive or his estate, beneficiaries or legal representatives, as applicable, shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death, disability or retirement benefits, if any, as are applicable to Executive or his family on the Date of Termination.

           (c) Cause or Voluntary Termination without Good Reason. If Executive's employment shall be terminated for Cause during the Employment Period, or if Executive voluntarily terminates employment during the Employment Period without Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (excluding the pro-rata bonus described in clause 2 of Section 8(a)(i)(A)) and the timely payment or provision of Other Benefits.

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           (d) Expiration of Employment Period. If Executive's employment shall be terminated due to the normal expiration of the Employment Period, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.

           (e) Resignations. Termination of Executive's employment for any reason whatsoever shall constitute Executive's resignation from the Board of Directors of the Company and resignation as an officer of the Company, its subsidiaries and affiliates.

       9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any employee benefit plan, program, policy or practice provided by the Company and for which Executive may qualify, except as specifically provided herein. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any employee benefit plan, policy, practice or program of the Company, its subsidiaries or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

       10. Full Settlement; No Obligation to Mitigate. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as explicitly provided herein, such amounts shall not be reduced whether or not Executive obtains other employment.

       11. Certain Additional Payments by the Company.

           (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 11) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 11(a), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount. Executive may select the Payments to be limited or reduced.

           (b) Subject to the provisions of Section 11(c), all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by a certified public accounting firm selected by Executive (other than the Company's regular accounting firm) and reasonably acceptable to the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is reasonably requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
Section 11, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 11(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, but no later than December 31 of the year after the year in which Executive remits the Excise Tax.

           (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment (or an additional Gross-Up Payment). Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

               (i) give the Company any information reasonably requested by the Company relating to such claim,

               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

               (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

               (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 11(c), the Company shall control all proceedings taken in connection with such contest (to the extent applicable to the Excise Tax and the Gross-Up Payment) and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

           (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 11(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 11(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 11(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

       12. Costs of Enforcement.

           (a) In any action taken in good faith relating to the enforcement of this Agreement or any provision herein, Executive shall be entitled to reimbursement for any and all costs and expenses incurred by him in enforcing or establishing his rights thereunder, including, without limitation, reasonable attorneys' fees, whether suit be brought or not, and whether or not incurred in arbitration, trial, bankruptcy or appellate proceedings, but only if and to the extent Executive is successful in asserting such rights. If Executive becomes entitled to recover fees and expenses under this Section 12(a), the reimbursement of an eligible expense shall be made within 10 business days after delivery of Executive's respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, but in no event later than March 15 of the year after the year in which such rights are established.

           (b) Executive shall also be entitled to be paid all reasonable legal fees and expenses, if any, incurred in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code to any payment or benefit hereunder. Such reimbursement of expenses shall be made on a current basis, as incurred, and in no event later than December 31 of the year following the calendar year in which the taxes that are the subject of the audit or proceeding are remitted to the taxing authority, or where as a result of such audit or proceeding no taxes are remitted, December 31 of the year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the proceeding.

       13. [Intentionally Omitted]

       14. Restrictions on Conduct of Executive.

           (a) General. Executive and the Company understand and agree that the purpose of the provisions of this Section 14 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon Executive's right to work, earn a living, or acquire and possess property from the fruits of his labor. Executive hereby acknowledges that Executive has received good and valuable consideration for the post-employment restrictions set forth in this Section 14 in the form of the compensation and benefits provided for herein. Executive hereby further acknowledges that the post-employment restrictions set forth in this Section 14 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement.

           In addition, the parties acknowledge: (A) that Executive's services under this Agreement require unique expertise and talent in the provision of Competitive Services and that Executive will have substantial contacts with customers, suppliers, advertisers and vendors of the Company; (B) that pursuant to this Agreement, Executive will be placed in a position of trust and responsibility and he will have access to a substantial amount of Confidential Information and Trade Secrets and that the Company is placing him in such position and giving him access to such information in reliance upon his agreement to abide by the covenants set forth in this Section 14; (C) that due to Executive's unique experience and talent, the loss of Executive's services to the Company under this Agreement cannot reasonably or adequately be compensated solely by damages in an action at law; (D) that Executive is capable of competing with the Company; and (E) that Executive is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement.

           Therefore, Executive shall be subject to the restrictions set forth in this Section 14.

           (b) Definitions. The following capitalized terms used in this Section 14 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

               "Competitive Services" means the business of providing post-acute healthcare services, including home-based services through home nursing agencies and hospices and facility-based services through long-term acute care hospitals and outpatient rehabilitation clinics.

               "Confidential Information" means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. "Confidential Information" shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; customer files, data and financial information, details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of "confidential information" or any equivalent term under state or federal law.

               "Determination Date" means the date of termination of Executive's employment with the Company for any reason whatsoever or any earlier date (during the Employment Period) of an alleged breach of the Restrictive Covenants by Executive.

               "Person" means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

               "Principal or Representative" means a principal, owner, partner, stockholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

               "Protected Customers" means any Person to whom the Company has sold its products or services or solicited to sell its products or services, other than through general advertising targeted at consumers, during the 12 months prior to the Determination Date.

               "Protected Employees" means employees of the Company who were employed by the Company or its affiliates at any time within six months prior to the Determination Date, other than those who were discharged by the Company or such affiliated employer without cause.

               "Restricted Period" means the Employment Period plus 24 months (or the Employment Period plus 6 months if Executive's termination occurs within two years after the occurrence of a Change in Control); provided, however, that the Restricted Period shall end with respect to the covenants in clauses (ii),
(iii) and (iv) of Section 14(c) on the 60th day after the Date of Termination in the event the Company breaches its obligation, if any, to make any payment required under Section 8(a)(i).

               "Restricted Territory" means the geographical territories described on Exhibit B hereto. The Company and Executive agree that Exhibit B shall be periodically reviewed and updated as necessary to maintain a current and complete description of the geographic territories in which the Company does business.

               "Restrictive Covenants" means the restrictive covenants contained in Section 14(c) hereof.

               "Third Party Information" means confidential or proprietary information subject to a duty on the Company's and its affiliates' part to maintain the confidentiality of such information and to use it only for certain limited purposes.

               "Trade Secret" means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a "trade secret(s)" under the common law or statutory law of the State of Louisiana.

               "Work Product" means all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) that relate to the Company's or its affiliates' actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company or its affiliates.

           (c) Restrictive Covenants.

               (i) Restriction on Disclosure and Use of Confidential Information and Trade Secrets. Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive's own use. Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and Executive shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Company. Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Executive shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company's rights or Executive's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

               Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information or any Trade Secret that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

               Executive acknowledges that any and all Confidential Information is the exclusive property of the Company and agrees to deliver to the Company on the Date of Termination, or at any other time the Company may request in writing, any and all Confidential Information which he may then possess or have under his control in whatever form same may exist, including, but not by way of limitation, hard copy files, soft copy files, computer disks, and all copies thereof.

               (ii) Nonsolicitation of Protected Employees. Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Executive's own use. Accordingly, Executive hereby agrees that during the Restricted Period, Executive shall not directly or indirectly on Executive's own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate his employment relationship with the Company or to enter into employment with any other Person.

               (iii)[Intentionally Omitted.]

               (iv) Noncompetition with the Company In consideration of the compensation and benefits being paid and to be paid by the Company to Executive hereunder, Executive understands and agrees that, during the Restricted Period and within the Restricted Territory, he shall not, directly or indirectly, carry on or engage in Competitive Services on his own or on behalf of any Person, or any Principal or Representative of any Person; provided, however, that the provisions of this Agreement shall not be deemed to prohibit the ownership by Executive of any securities of the Company or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Exchange Act. Executive acknowledges that the Restricted Territory is reasonable because the Company carries on and engages in Competitive Services throughout the Restricted Territory and that in the performance of his duties for the Company he is charged with operating on the Company's behalf throughout the Restricted Territory.

               (v) Ownership of Work Product. Executive acknowledges that the Work Product belongs to the Company or its affiliates and Executive hereby assigns, and agrees to assign, all of the Work Product to the Company or its affiliates. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a "work made for hire" under the copyright laws, and the Company or such affiliate shall own all rights therein. To the extent that any such copyrightable work is not a "work made for hire," Executive hereby assigns and agrees to assign to the Company or such affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company's or such affiliate's ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

               (vi) Third Party Information. Executive understands that the Company and its affiliates will receive Third Party Information. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 14(c)(i) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its affiliates who need to know such information in connection with their work for the Company or its affiliates) or use, except in connection with his work for the Company or its affiliates, Third Party Information unless expressly authorized by a member of the Board (other than Executive) in writing.

               (vii) Use of Information of Prior Employers. During the Employment Period, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or any of its affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to by in writing the former employer or person. Executive will use in the performance of his duties only information which is (i) generally known and used by persons with training and experience comparable to Executive's and which is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) is otherwise provided or developed by the Company or its affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person.

           (d) Enforcement of Restrictive Covenants.

               (i) Rights and Remedies Upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court or tribunal of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Such right and remedy shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

               (ii) Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

               (iii) Reformation. The parties hereunder agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent possible under applicable law. The parties further agree that, in the event any tribunal of competent jurisdiction shall find that any provision hereof is not enforceable in accordance with its terms, the tribunal shall reform the Restrictive Covenants such that they shall be enforceable to the maximum extent permissible at law.

       15. Consent to Jurisdiction. The Company and Executive irrevocably consent to the exclusive jurisdiction and venue of the 15th Judicial District Court in Lafayette, Louisiana, in any judicial proceeding brought to enforce this Agreement. The parties agree that any forum is an inconvenient forum and that a lawsuit (or non-compulsory counterclaim) brought by one party against another party, in a court of any jurisdiction other than the 15th Judicial District Court in Lafayette, Louisiana should be forthwith dismissed or transferred to 15th Judicial District Court in Lafayette, Louisiana.

       16. Assignment and Successors.

           (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

           (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

           (c) The Company will require any Surviving Entity resulting from a Reorganization, Sale or Acquisition (if other than the Company) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no Reorganization, Sale or Acquisition had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

       17. Miscellaneous.

           (a) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

           (b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any tribunal of competent jurisdiction to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

           (c) Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to it, except that this Section 17(c) shall not override the provision of Section 7(d)(i).

           (d) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including without limitation, the Prior Agreement.

           (e) Governing Law. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Louisiana shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

           (f) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

           To the Company:   LHC Group, Inc.
                             Suite A
                             420 W. Pinhook Road
                             Lafayette, LA 70503
                             Attention: General Counsel

                             To Executive:




Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

           (g) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

           (h) Construction. Each party and his or its counsel have reviewed this Agreement and have been provided the opportunity to revise this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either party.

           (i) Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive's separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order),
(j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

               (i) if the payment or distribution is payable in a lump sum, Executive's right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Executive's death or the first day of the seventh month following Executive's separation from service; and

               (ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Executive's separation from service will be accumulated and Executive's right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Executive's death or the first day of the seventh month following Executive's separation from service, whereupon the accumulated amount will be paid or distributed to Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume.

       For purposes of this Agreement, the term "Specified Employee" has the meaning given such term in Code Section 409A and the final regulations thereunder ("Final 409A Regulations"), provided, however, that, as permitted in the Final 409A Regulations, the Company's Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

           (j) Withholding. The Company or its subsidiaries, if applicable, shall be entitled to deduct or withhold from any amounts owing from the Company or any such affiliate to Executive any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes ("Taxes") imposed with respect to Executive's compensation or other payments from the Company or any of its affiliates. In the event the Company or its affiliates do not make such deductions or withholdings, Executive shall indemnify the Company and its affiliates for any amounts paid with respect to any such Taxes.

       IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.

                                           LHC GROUP, INC.


                                           By:
                                              ---------------------------
                                           Title:
                                                 ------------------------


                                           EXECUTIVE:


                                           ------------------------------
                                           Peter Roman

                                    EXHIBIT A
                                Form of Release
                                ---------------

       THIS RELEASE ("Release") is granted effective as of the ____ day of _________, 20__, by ________ ("Executive") in favor of LHC Group, Inc. (the "Company"). This is the Release referred to that certain Employment Agreement effective as of _________, 200_ by and between the Company and Executive (the "Employment Agreement"), with respect to which this Release is an integral part.

       FOR AND IN CONSIDERATION of the payments and benefits provided by Section 8 of the Employment Agreement and the Company's other promises and covenants as recited in the Employment Agreement, the receipt and sufficiency of which are hereby acknowledged, Executive, for himself, his successors and assigns, now and forever hereby releases and discharges the Company and all its past and present officers, directors, stockholders, employees, agents, parent corporations, predecessors, subsidiaries, affiliates, estates, successors, assigns, benefit plans, consultants, administrators, and attorneys (hereinafter collectively referred to as "Releasees") from any and all claims, charges, actions, causes of action, sums of money due, suits, debts, covenants, contracts, agreements, promises, demands or liabilities (hereinafter collectively referred to as "Claims") whatsoever, in law or in equity, whether known or unknown, which Executive ever had or now has from the beginning of time up to the date this Release ("Release") is executed, including, but not limited to, claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 (and all of its amendments), the Americans with Disabilities Act, as amended, or any other federal or state statutes, all tort claims, all claims for wrongful employment termination or breach of contract, and any other claims which Executive has, had, or may have against the Releasees on account of or arising out of Executive's employment with or termination from the Company; provided, however, that nothing contained in this Release shall in any way diminish or impair (i) any rights of Executive to the benefits conferred or referenced in the Employment Agreement or Executive's Retention Bonus Agreement with the Company,
(ii) any rights to indemnification that may exist from time to time under the Company's bylaws, certificate of incorporation, Louisiana law or otherwise, or
(iii) Executive's ability to raise an affirmative defense in connection with any lawsuit or other legal claim or charge instituted or asserted by the Company against Executive.

       Without limiting the generality of the foregoing, Executive hereby acknowledges and covenants that in consideration for the sums being paid to him he has knowingly waived any right or opportunity to assert any claim that is in any way connected with any employment relationship or the termination of any employment relationship which existed between the Company and Executive. Executive further understands and agrees that he has knowingly relinquished, waived and forever released any and all remedies arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys' fees.

       Executive specifically acknowledges and agrees that he has knowingly and voluntarily released the Company and all other Releasees from any and all claims arising under the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. ss. 621, et seq., which Executive ever had or now has from the beginning of time up to the date this Release is executed, including but not limited to those claims which are in any way connected with any employment relationship or the termination of any employment relationship which existed between the Company and Executive. Executive further acknowledges and agrees that he has been advised to consult with an attorney prior to executing this Release and that he has been given twenty-one (21) days to consider this Release prior to its execution. Executive also understands that he may revoke this Release at any time within seven (7) days following its execution. Executive understands, however, that this Release shall not become effective and that none of the consideration described above shall be paid to him until the expiration of the seven-day revocation period.

       Executive agrees never to seek reemployment or future employment with the Company or any of the other Releasees.

       Executive acknowledges that the terms of this Release must be kept confidential. Accordingly, Executive agrees not to disclose or publish to any person or entity, except as required by law or as necessary to prepare tax returns, the terms and conditions or sums being paid in connection with this Release.

       It is understood and agreed by Executive that the payment made to him is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.

       This Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of his claims. Executive further acknowledges that he has had a full and reasonable opportunity to consider this Release and that he has not been pressured or in any way coerced into executing this Release.

       Executive acknowledges and agrees that this Release may not be revoked at any time after the expiration of the seven-day revocation period and that he will not institute any suit, action, or proceeding, whether at law or equity, challenging the enforceability of this Release. Executive further acknowledges and agrees that, with the exception of an action to challenge his waiver of claims under the ADEA, he shall not ever attempt to challenge the terms of this Release, attempt to obtain an order declaring this Release to be null and void, or institute litigation against the Company or any other Releasee based upon a claim which is covered by the terms of the release contained herein, without first repaying all monies paid to him under Section 8 of the Employment Agreement. Furthermore, with the exception of an action to challenge his waiver of claims under the ADEA, if Executive does not prevail in an action to challenge this Release, to obtain an order declaring this Release to be null and void, or in any action against the Company or any other Releasee based upon a claim which is covered by the release set forth herein, Executive shall pay to the Company and/or the appropriate Releasee all their costs and attorneys' fees incurred in their defense of Executive's action.

       This Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Louisiana. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

       This document contains all terms of the Release and supersedes and invalidates any previous agreements or contracts. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

       IN WITNESS WHEREOF, the undersigned acknowledges that he has read these three pages and he sets his hand and seal this ____ day of ____________, 20___.





Sworn to and subscribed before
me this _____ day of
______________, 20___.


---------------------
Notary Public

My Commission Expires:


---------------------

                                    EXHIBIT B

                              Restricted Territory
                              --------------------


The Restricted Territory shall include the following counties and parishes in the states where the Company and its subsidiaries and affiliates conduct business:

ALABAMA
-------
Crenshaw, Coffee, Geneva, Butler, Baldwin, Mobile, Washington, Clarke, Monroe, Escambia, Escambia, Baldwin, Monroe, Conecuh, Covington

ARKANSAS
--------
Carroll, Benton, Madison, Boone, Washington, Crawford, Franklin, Johnson, Newton, Marion, St. Francis, Lee, Woodruff, Monroe, Cross, Crittenden, Mississippi, Poinsett, Jackson, White, Prairie, Arkansas, Phillips, Polk, Scott, Montgomery, Yell, Logan, Franklin, Sebastian, Hot Spring, Clark, Hempstead, Pike, Howard, Sevier, Garland, Garland, Hot Spring, Clark, Saline, Montgomery, Perry, Pike, Hempstead, Nevada, Dallas, Grant, Pulaski, Faulkner, Conway, Pope, Yell, Scott, Dallas, Cleveland, Calhoun, Bradley, Ouachita, Grant, Saline, Hot Springs, Clark, Nevada, Columbia, Union, Ashley, Drew, Lincoln, Jefferson, Fulton, Izard, Baxter, Sharp, Marion, Searcy, Stone, Cleburne, Independence, Lawrence, Randolph, Jackson

FLORIDA
-------
Alachua, Bradford, Charlotte, Citrus, Collier, Columbia, DeSoto, Dixie, Gilchrist, Glades, Hamilton, Hardee, Hendry, Hernando, Highlands, Hillsborough, Lafayette, Lake, Lee, Levy, Manatee, Marion, Monroe, Polk, Putnam, Sarasota, Sumter, Suwannee, Union

GEORGIA
-------
Bartow, Chattooga, Floyd, Gordon, Haralson, Harris, Muscogee, Paulding, Pickens, Polk, Troup

KENTUCKY
--------
Allen, Anderson, Butler, Caldwell, Casey, Christian, Clinton, Crittenden, Cumberland, Daviess, Edmonson, Fayette, Fulton, Green, Hart, Hickman, Jessamine, Lincoln, Livingston, Logan, Lyon, McCreary, Pulaski, Russell, Simpson, Taylor, Todd, Trigg, Warren, Wayne, Woodford

LOUISIANA
---------
Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson Davis, Jefferson, La Salle, Lafayette, Lafourche, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John the Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, Winn

MISSISSIPPI
-----------
Attala, Calhoun, Carroll, Chickasaw, Choctaw, Claiborne, Clarke, Clay, Copiah, Covington, Forrest, George, Greene, Grenada, Hancock, Harrison, Hinds, Issaquena, Jasper, Jefferson, Jones, Kemper, Lamar, Leake, Lowndes, Madison, Marion, Montgomery, Neshoba, Noxubee, Oktibbeha, Pearl River, Perry, Rankin, Scott, Sharkey, Simpson, Smith, Stone, Walthall, Warren, Wayne, Webster, Winston, Yazoo

OHIO
----
Athens, Belmont, Coshocton, Franklin, Gallia, Guernsey, Harrison, Hocking, Jackson, Lawrence, Licking, Meigs, Monroe, Morgan, Muskingum, Noble, Perry, Pickaway, Pike, Ross, Scioto, Tuscarawas, Vinton, Washington

TENNESSEE
---------
Anderson, Benton, Blount, Campbell, Carroll, Cheatham, Chester, Claiborne, Cocke, Crockett, Davidson, Decatur, Dyer, Fayette, Gibson, Grainger, Hamblen, Hardeman, Hardin, Haywood, Henderson, Henry, Jefferson, Knox, Lake, Lauderdale, Loudon, Madison, McNairy, Monroe, Montgomery, Morgan, Obion, Roane, Robertson, Scott, Sevier, Shelby, Sumner, Tipton, Union, Weakley

TEXAS
-----
Anderson, Angelina, Bowie, Camp, Cass, Cherokee, Collin, Delta, Fannin, Franklin, Grayson, Gregg, Hardin, Harrison, Henderson, Hopkins, Hunt, Jefferson, Kaufman, Lamar, Liberty, Marion, Morris, Nacogdoches, Orange, Panola, Polk, Rains, Red River, Rusk, San Jacinto, Shelby, Smith, Titus, Tyler, Upshur, Van Zandt, Wood

WEST VIRGINIA
-------------
Boone, Calhoun, Doddridge, Fayette, Gilmer, Greenbrier, Jackson, Lincoln, Logan, Marshall, McDowell, Mercer, Mingo, Monroe, Nicholas, Pleasants, Pocahontas, Raleigh, Ritchie, Roane, Summers, Tyler, Wetzel, Wirt, Wood, Wyoming


                                       2